                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use and the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-85082 of Peet's Coffee & Tea, Inc. of our report dated March 1, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting method) appearing in this Registration Statement and in the Annual Report on Form 10-K of Peet's Coffee & Tea, Inc. for the year ended December 30, 2001.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
April 11, 2002